EXHIBIT 5

                       [Letterhead of The Otto Law Group]


                                   May 6, 2002


Reality Wireless Networks, Inc.
120 West Campbell Avenue, Suite E
Campbell, California 95008

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock to be issued under the Reality Wireless Networks, Inc. 2001 Stock Option Plan (the "Plan") and the Non-Qualified Stock Option Agreement for Mr. Breckenridge McKinley (the "Option Agreement"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan, the Option Agreement and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Reality Wireless Networks, Inc.'s common stock.

         We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                          Very truly yours,

                                          THE OTTO LAW GROUP, PLLC

                                          /s/ The Otto Law Group, PLLC